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                                             Appendix 2
                                             to the minutes dated March 5, 1998,
                                             of Rolf Werther, notary public,
                                             Bremen


                                              Restructuring Agreement

                                                  by and between


1. IAT Deutschland GmbH Interaktive Mediensysteme, Fahrenheitstrasse 8, 28359 Bremen, Federal Republic of Germany,

                                           hereinafter referred to as "IAT-old,"

2.       IAT AG, Aarestrasse 17, 5300 Vogelsang-Turgi, Switzerland,

                                   hereinafter referred to as "IAT Switzerland,"

3.       Dr. Viktor Vogt, Boldistrasse 12, 5415 Rieden bei Nussbaumen,
         Switzerland,

                                          hereinafter referred to as "Dr. Vogt,"

                                            and

4. Hanseatische Industrie-Beteiligungen GmbH, Martinistrasse 34, 28195 Bremen, Federal Republic of Germany,

                                             hereinafter referred to as "HIBEG."


Preamble

1. IAT-old is a corporation headquartered in Bremen that is organized and registered in accordance with German law. The capital stock of IAT-old is DM 700,000.00; 74.9% of the capital stock is owned by IAT Switzerland, 25.1% is owned by HIBEG.

2. IAT-old started its business activities in 1990. Since then, the company has suffered losses. IAT Switzerland intends to provide fresh funds to IAT-old on the basis of a loan agreement between IAT Switzerland and IAT-old, as well as to contribute interests of IAT Switzerland/IAT Multimedia, Inc. in companies belonging to the computer industry to IAT-old by way of a capital contribution. The shareholder HIBEG does not intend to


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         participate in the aforementioned capital contributions on the part of
         IAT Switzerland/IAT Multimedia, Inc. to IAT-old.

3. IAT Switzerland and HIBEG intend to transfer the current operations of IAT-old --including all of the company's assets and liabilities, but excluding its liabilities relative to IAT Switzerland -- to IAT Communication Systems GmbH (hereinafter referred to as "IAT-new"), a new corporation to be established pursuant to German law by way of acquiring a Vorrats-GmbH [a limited liability stock company]. Subsequently, HIBEG shall withdraw as a shareholder of IAT-old and become a shareholder of IAT-new.

4. Besides Dr. Vogt, who shall own 78% of the shares of IAT-new; IAT Switzerland, which shall own 15% of the shares; and HIBEG, which shall own 2% of the shares, Mr. Arno Lubben shall acquire 5% of the shares of IAT-new in trust for staff members of IAT-new to be appointed by Dr. Vogt. A portion of the shares belonging to Dr. Vogt shall be transferred to HIBEG once HIBEG has exercised the respective option.

5. The loan granted by HIBEG to IAT-old shall be transferred to IAT-new. The guarantee, which HIBEG originally provided on behalf of IAT-old, shall now be provided on behalf of IAT-new.

6. Finally, the parties to this agreement intend to fold the operative business of IAT Switzerland into a new Swiss company (hereinafter referred to as IAT Switzerland-new"). Upon payment of a reasonable licensing fee (sale license) for rights to technology owned by IAT Switzerland, IAT Switzerland-new shall be granted the right to manufacture products itself or to have products manufactured by third parties, to further the development of products, as well as to use and to sell such products. Furthermore, IAT Switzerland-new shall be granted the right to grant sub-licenses and to become a co-owner of industrial property rights, if any, upon payment of reasonable compensation (purchase price). Dr. Vogt shall be the majority shareholder of IAT Switzerland-new. In the following, the totality of the measures set forth herein with regard to IAT Switzerland-new shall be jointly referred to as the "restructuring of IAT Switzerland."

7. Now, therefore, Dr. Vogt, IAT Switzerland, IAT-old, as well as HIBEG, conclude the following restructuring agreement to set forth their mutual rights and duties:

                                      ss. 1
                               Founding of IAT-new

1. IAT Switzerland and Dr. Vogt undertake, immediately upon execution of the present restructuring agreement, to establish IAT-new as a company headquartered in Bremen, Federal Republic of Germany, by acquiring shares at a nominal value of DM 15,000.00 (IAT Switzerland) and DM 35,000.00 (Dr. Vogt) in a so-called Vorrats-GmbH [limited liability stock company] having a capital stock of DM 50,000.00 and subsequently to

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         modify the by-laws of such company, Dr. Vogt is hereby appointed the managing director of IAT-new.

2. IAT Switzerland and Dr. Vogt shall ensure that the draft agreement attached hereto as Appendix 1.2 shall be concluded by and between Mr. Lubben and Dr. Vogt and other staff members to be appointed by Dr. Vogt, according to which Mr. Lubben shall hold any shares in IAT-new which he acquires in the future in trust for Dr. Vogt and/or for staff members to be appointed by Dr. Vogt.

3. Dr. Vogt, IAT Switzerland, and HIBEG undertake to conclude the participation agreement attached hereto as Appendix 1.3 before HIBEG acquires a capital contribution in IAT-new at a nominal value of DM 2,000.00.

4. Subsequently, Dr. Vogt and IAT Switzerland shall undertake to increase the capital stock of IAT-new of DM 50,000.00 by DM 50,000.00 to DM 100,000.00. Dr. Vogt and IAT Switzerland undertake, furthermore, to permit the following persons and entities to acquire new capital contributions at the nominal value:

         - Dr. Vogt, a capital contribution at the nominal value of DM43,000.00 (DM35,000.00 + DM43,000.00 = DM78,000.00);

         -        HIBEG, a capital contribution at the nominal value of DM
                  2,000.00; and

         - Mr. Lubben or another staff member of IAT-old to be designated by Dr. Vogt, a capital contribution at a nominal value of DM 5,000.00, to be held in trust for Dr. Vogt and/or for future staff members of IAT-new to be appointed by Dr. Vogt.

5. Dr. Vogt and IAT Switzerland shall ensure that the articles of incorporation of IAT-new shall be identical to the draft articles of incorporation attached hereto as Appendix 1.4, at ------------ the latest, after the capital stock of IAT-new has been increased from DM 50,000.00 by DM 50,000.00 to DM 100,000.00. The aforementioned articles of incorporation were drawn up by the shareholders concerned on the basis of the assumption that HIBEG's interest in IAT-new would not be limited to two percent but would amount to a share of 25.1%, as intended. Should the participation of HIBEG in IAT-new not amount to 25.1% by 05/31/98, at the latest, for whatever reason, HIBEG shall undertake to cooperate in modifying the Articles of Incorporation of IAT-new in order to arrive at a redefinition of HIBEG's rights as a shareholder of IAT-new in a manner that is commensurate with its two percent share.

6. HIBEG and Dr. Vogt undertake to conclude the option agreement attached hereto as Appendix 1.6 which gives HIBEG the right to acquire a share of IAT-new at a nominal value of DM 23,100.00 from Dr. Vogt.


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7.       Dr. Vogt, IAT Switzerland, and HIBEG shall immediately commence negotiations regarding the participation of HIBEG in matters of financing.

8. The parties to this agreement intend to invite suitable industrial partners to participate in IAT-new in the future. Details shall be negotiated at the given time.


                                      ss. 2
                  Transfer of the Loan from IAT-old to IAT-new

1. Pursuant to a loan agreement dated 12/19/95, HIBEG granted a loan totaling DM750,000.00 to IAT-old.

2. Immediately upon conclusion of this restructuring agreement, HIBEG, IAT-old, and Dr. Vogt shall jointly ensure that the draft agreement attached hereto as Appendix 2.2 regarding the assumption, by IAT-new, of the rights and duties of IAT-old as the beneficiary of the aforementioned loan agreement is executed forthwith.

3. If HIBEG does not exercise the option granted to it pursuant to ss. 1 para 6 of that agreement, HIBEG shall provide a new declaration of subordination with regard to the loan originally granted to IAT-old and subsequently transferred to IAT-new. In addition to the previous declaration of subordination, such new declaration of subordination shall also extend to all liabilities of IAT-new, including all liabilities that are incurred after January 1, 1998, in terms of loans.


                                      ss. 3
                      Guarantee for the Benefit of IAT-new

1. Pursuant to the guarantee declaration of 01/04/96, HIBEG guarantees the claims of Volksbank Sottrum eG against IAT-old up to a total amount of DM350,000.00.

2. HIBEG, IAT-old, and Volksbank Sottrum eG conclude the agreement attached hereto as Appendix 3.2 according to which, effective immediately, HIBEG's guarantee shall be limited exclusively to IAT-new. HIBEG and IAT-old shall endeavor, to a reasonable extent, to obtain the consent of Volksbank Sottrum eG to the aforesaid agreement (Appendix 3.2).


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                                      ss. 4
                           Recapitalization of IAT-old

1. At the time this participation agreement [sic] is concluded, the financial statement of IAT-old shows an excess of liabilities over assets. The shareholders' equity of IAT-old has been spent. The liabilities of IAT-old exceed its assets by about DM3,511,000.00 as per the company's balance sheet dated 12/31/97.

2. Immediately upon conclusion of this restructuring agreement, IAT Switzerland undertakes relative to HIBEG and IAT-old to make DM1,164,000.00 of IAT-old in the form of a shareholder contribution or a shareholder loan available and to bring the interest of IAT Multimedia, Inc. in FSE-Computer-Handel GmbH + Co. KG, Pirmasens, into IAT-old in order to recapitalize IAT-old.


                                      ss. 5
                 Withdrawal of HIBEG as a Shareholder of IAT-old

Following the recapitalization of IAT-old by IAT Switzerland in accordance with ss. 4 of this restructuring agreement, HIBEG and IAT Switzerland shall immediately conclude the share purchase and transfer agreement attached hereto as Appendix 5 pursuant to which the share of HIBEG in IAT-old shall be sold and transferred to IAT Switzerland at the share's nominal value, effective 12/31/97 in personam.


                                      ss. 6
         Folding the Current Business Operations of IAT-old into IAT-new

1. IAT Switzerland shall ensure that the entire current business operations of IAT-old-- including all its assets and its liabilities toward banks, HIBEG, and other parties, but excluding the liabilities of IAT-old toward IAT Switzerland - are effectively transferred from IAT-old to IAT-new immediately upon conclusion of this restructuring agreement. The total assets shall conform to the total liabilities, taking into account the respective shareholder loans and/or shareholder contributions pursuant toss.4 para 2. IAT Switzerland, IAT-old, and IAT-new shall ensure that the Purchase and Transfer Agreement designed to transfer the business operations of IAT-old to IAT-new conforms to the agreement attached hereto as Appendix 6.1. The parties to this restructuring agreement shall immediately agree on the substance of the appendices to the agreement attached hereto as Appendix 6.1. If the parties are unable to arrive at such an agreement, the auditor of IAT-old shall determine the respective appendices; such determination shall be conclusive and binding on all parties.


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2.       IAT Switzerland and IAT-old shall reasonably endeavor to obtain any and all third party permits required for transferring the business operations of IAT-old to IAT-new.

3. Dr. Vogt and IAT-old shall ensure relative to HIBEG that the business operations transferred from IAT-old to IAT-new shall remain with IAT-new permanently and that IAT Switzerland does not compete with IAT-new in the areas of business defined in the participation agreement (Appendix 1.3).


                                      ss. 7
                             Continuation of IAT-old

1. IAT Switzerland shall ensure that the business operations of IAT-old are continued in Bremen. Any relocation of the business operations of IAT-old from Bremen shall require the prior written approval of HIBEG.

2. Following the withdrawal of HIBEG as a shareholder of IAT-old, IAT Switzerland shall ensure that IAT-old shall perform the following functions, in particular, within IAT Multimedia, Inc. and both its current and future subsidiaries and second-tier subsidiaries:

         It shall serve

         a) as the central office charged with coordinating all activities of the subsidiaries, second-tier subsidiaries, and holding companies of IAT Switzerland in the Federal Republic of Germany and

         b) as the holding company for all interests of IAT Switzerland, as well as of its subsidiaries, second-tier subsidiaries, and holding companies, in companies headquartered in the Federal Republic of Germany, with the exception of IAT-new,

3. IAT Switzerland undertakes to transfer the share of IAT Multimedia, Inc. in FSE-Computer-Handel GmbH & Co. KG, Pirmasens (hereinafter referred to as FSE"), as well as the shares held by its personally liable shareholder, to IAT-old.


                                      ss. 8
                        Restructuring of IAT Switzerland

1. Dr. Vogt shall inform HIBEG immediately about the details of any and all measures required in accordance with the restructuring of IAT Switzerland.


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2.       HIBEG is aware of the fact that folding the operative business of IAT
         Switzerland into IAT Switzerland-new, as well as the operative business of IAT-old into IAT-new (spin-off), may also affect the interests of the shareholders of IAT Multimedia, Inc. (hereinafter referred to as "IAT Multimedia"). HIBEG shall not object if an independent third party, such as, for instance, an international investment bank, is asked whether folding the operative business of IAT Switzerland into IAT Switzerland-new and the operative business of IAT-old into IAT-new (spin-off) places the shareholders of IAT Multimedia at a disadvantage. Moreover, HIBEG shall not object if the measures in question are evaluated by an independent third party (so-called fairness opinion). If such third party concludes in its fairness opinion that folding the operative business of IAT Switzerland into IAT Switzerland-new and the operative business of IAT-old into IAT-new places the shareholders of IAT Multimedia at a disadvantage, HIBEG shall be prepared, without acknowledging any legal obligation in relation thereto, to enter into negotiations with the other parties to this restructuring agreement designed to determine whether and to which extent the legal transactions stipulated in this restructuring agreement and its appendices might be adjusted in order to reduce or eliminate any inappropriate disadvantaging of IAT Multimedia's shareholders. HIBEG shall not be obliged in any manner to achieve a specific outcome in these negotiations.


                                      ss. 9
                                    Duration

1. This restructuring agreement shall take effect as soon as it has been executed. It shall end on the date on which HIBEG does not or no longer participates in IAT-new.

2. This restructuring agreement cannot be terminated in the context of an ordinary termination. However, this restructuring agreement may be terminated, effective immediately, for important reasons. IAT Switzerland and IAT-old shall only be able to terminate this restructuring agreement relative to HIBEG jointly. HIBEG, in turn, may terminate this restructuring agreement only if such termination is declared relative to both IAT Switzerland and IAT-old.

3.       Any termination shall be given in writing to be effective.


                                     ss. 10
                                      Costs

The costs of having this agreement notarized and executed shall be borne by IAT-old. Each party to this agreement shall bear the costs of its advisers.


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                                     ss. 11
                               General Provisions

1. This agreement shall be notarized in order to be legally effective. Any formal lacunae shall be cured by the notarized execution of the agreements pursuant to the appendices attached hereto.

2. This restructuring agreement shall be subject to the laws of the Federal Republic of Germany.

3 Any and all appendices set forth herein shall form an integral part of this agreement.

4. The ineffectiveness of provisions of this agreement shall not affect the effectiveness of the remaining provisions. Any ineffective provision shall be replaced, subject to mutual agreement of the parties, by a provision that approximates, as closely as possible, the intended economic goal. The same shall apply analogously to any contractual lacunae.

5. Any modifications of or supplements to this agreement shall be made in writing, unless statutory laws mandate more stringent forms. The writing requirement may be voided or modified only pursuant to a written agreement between all parties to this agreement,

6. Bremen (i.e. the courts of the City of Bremen) shall be the exclusive place of jurisdiction for any disputes arising out of the rights and duties stipulated in this agreement.

Bremen, March 5, 1998

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                                IAT AG Hanseatische Industrie-Beteiligungen GmbH
                                       By power of attorney

                            signed Grissemann          signed M. Pleis


----------------------------------------------         -------------------------
(Dr. Viktor Vogt)           (K. Grissemann)            (Manfred Pleis)



IAT Deutschland GmbH                          Dr. Viktor Vogt
Interactive Media Systems

signed Vogt                                      signed Vogt


--------------------------------------       -----------------------------------
(Dr. Viktor Vogt)



Appendices

signed Werther Notary

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